EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of Torchlight Energy Resources, Inc. of our report dated March 30, 2016, relating to our audits of the financial statements, appearing in the Annual Report on Form 10-K of Torchlight Energy Resources, Inc. for the year ended December 31, 2015.

/s/ Calvetti Ferguson
Calvetti Ferguson
Houston, Texas
April 14, 2016